EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
ADEPT TECHNOLOGY, INC.
Adept Technology, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of nine thousand five hundred (9,500) shares of Series A Convertible Preferred Stock of the Company, as follows:
RESOLVED, that the Company is authorized to issue nine thousand five hundred (9,500) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:
(1)Dividends.
(a)    The holders of Preferred Shares (each, a "Holder" and collectively, the "Holders"), shall be entitled to receive dividends ("Dividends") payable, subject to the conditions and other terms hereof, in shares of Common Stock or cash on the Stated Value of such Preferred Share without giving effect to any reduction for the payment of any Installment Amount on such date, at the Dividend Rate determined as of the applicable Dividend Date, accruing on a daily basis. Dividends shall compound quarterly as of the day immediately following a Dividend Date. Dividends on the Preferred Shares shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in arrears on (i) outstanding Preferred Shares on the first Business Day of each calendar quarter, (ii) those Preferred Shares being converted into Common Stock (as defined in Section 2) in accordance with Section 2(c) below, (iii) those Preferred Shares being converted into Common Stock on each Mandatory Conversion Date and (iv) those Preferred Shares being redeemed on each Redemption Date, in each case to the extent accrued on such Preferred Shares on such date (each date, a "Dividend Date").
(b)    Dividends shall be payable on each Dividend Date, to the record holders of the Preferred Shares on the applicable Dividend Date, either, at the election of the Company, (i) in shares of Common Stock ("Dividend Shares") so long as the Company satisfies all Dividend Equity Conditions (unless waived in writing by such Holder) as of the applicable Dividend Date, or (ii) following notice to each Holder, in cash by wire transfer of immediately available funds ("Cash Dividends"). If any portion of Dividends for a particular Dividend Date shall be paid in Dividend Shares, then the Company shall, or shall direct the Company's transfer agent (the "Transfer

EXHIBIT 3.3

Agent") to, (i) credit the Holder's account with the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program or (ii) if the Holder has no such account, make an electronic book entry in the name of such Holder or if no electronic book entry is possible, deliver stock certificates to such Holder, for a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the cash amount of Dividends elected to be paid in Dividend Shares on such Dividend Date, divided by (y) the Company Dividend Price, rounded to the nearest whole share of Common Stock. The Company shall pay any and all documentary, stamp and transfer (but only in respect of the registered holder thereof) taxes payable with respect to the issuance and delivery of Dividend Shares.
(2)    Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock") by the Holders thereof, on the terms and conditions set forth in this Section 2.
(a)    Holder's Conversion Right. Subject to the provisions of Section 9, at any time or times on or after the Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(c) at the Conversion Rate (as defined below).
(b)    Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(a) shall be determined according to the following formula (the "Conversion Rate"):
Conversion Amount
Conversion Price
No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.
(c)    Mechanics of Optional Conversion. The conversion of Preferred Shares shall be conducted in the following manner:
(i)    Holder's Delivery Requirements. To convert Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Transfer Agent and (B) if required by Section 2(c)(iv), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the

EXHIBIT 3.3

Preferred Shares being converted (or compliance with the procedures set forth in Section 15) (the "Preferred Stock Certificates").
(ii)    Company's Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile (or otherwise deliver), a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"), (A) credit the Holder's account with the DTC Fast Automated Securities Transfer Program or if the Holder has no such account, make an electronic book entry in the name of such Holder, for a number of fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled and (B) pay to the Holder the applicable accrued and unpaid Dividends per Preferred Share converted pursuant to the terms set forth in Section 1.
(iii)    Record Holder. The Person or Persons of record entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
(iv)    Book-Entry. To the greatest extent permitted by applicable law, upon conversion or redemption of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion or redemption. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. If Preferred Shares represented by a certificate are converted or redeemed as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and

EXHIBIT 3.3

deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:
ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(c)(iv) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(c)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE AND ANY REMAINING INSTALLMENT AMOUNTS MAY HAVE BEEN REDUCED IN CONNECTION WITH CERTAIN CONVERSIONS OR REDEMPTIONS.
(d)    Mandatory Conversion. If at any time after the first (1st) anniversary of the Issuance Date, (i) the Closing Price of the Common Stock exceeds the Applicable Percentage of the Conversion Price for a period of not less than the sixty (60) consecutive Trading Days prior to the delivery of each Mandatory Conversion Notice (as defined below), and (ii) all the Equity Conditions are satisfied (or waived by the Holders) as of both each applicable Mandatory Conversion Notice Date (as defined below) and each applicable Mandatory Conversion Date (as defined below), the Company, subject to the provisions of Section 9, may require each Holder to convert all, or any whole number, of Preferred Shares equal to the product of (i) the aggregate Preferred Shares which the Company has elected to cause to be converted pursuant to this Section 2(d), multiplied by (ii) such holder's Holder Pro Rata Portion, in each case as designated in the applicable Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock (rounded to the nearest whole share) in accordance with this Section 2(d) at the Conversion Rate as of the applicable Mandatory Conversion Date (a "Mandatory Conversion"). The Company may require conversion under this Section 2(d) following satisfaction of

EXHIBIT 3.3

the above conditions by delivering a written notice thereof by facsimile (or other delivery) and overnight courier to all, but not less than all, of the holders of Preferred Shares and the Transfer Agent (each, a "Mandatory Conversion Notice" and the date of each delivery of such notice by facsimile (or other delivery) to all Holders is referred to as a "Mandatory Conversion Notice Date"). Each Mandatory Conversion Notice shall be irrevocable; provided, however, that in the event that the Closing Price of the Common Stock does not exceed the Applicable Percentage of the Conversion Price on each Trading Day during the period from the applicable Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date or the Equity Conditions are not satisfied on each such Trading Day, then such applicable Mandatory Conversion Notice shall be null and void and of no further force or effect. Each Mandatory Conversion Notice shall state (i) the Trading Day of the applicable Mandatory Conversion, which Trading Day shall be five (5) Trading Days following the applicable Mandatory Conversion Notice Date (the "Mandatory Conversion Date"), (ii) the aggregate number of Preferred Shares subject to Mandatory Conversion from such Holder and the other Holders pursuant to this Section 2(d), (iii) the amount of any accrued and unpaid Dividends on the Preferred Shares subject to such Mandatory Conversion and the manner of payment pursuant to the terms set forth in Section 1 and (iv) confirmation that the Company satisfies all necessary conditions. The Company may effect only one (1) Mandatory Conversion during any thirty (30) calendar day period. If not otherwise specified in any applicable Conversion Notice, all Preferred Shares converted by such Holder after a Mandatory Conversion Notice Date and prior to the actual conversion of the Preferred Shares that are the subject of the applicable Mandatory Conversion Notice shall reduce the number of such Holder's Preferred Shares required to be converted on the applicable Mandatory Conversion Date. A Mandatory Conversion Notice shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and credit the Holder's account with DTC Fast Automated Securities Transfer Program or if the Holder has no such account,

EXHIBIT 3.3

make an electronic book entry in the name of such Holder, for a number of fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled and to debit each Holder's account with DTC or electronic book entry account (if any) in respect of the Preferred Shares converted in the Mandatory Conversion. In the event that the Holder shall object to the Company's determination that all conditions precedent to an applicable Mandatory Conversion have been satisfied, it shall so notify the Company in writing prior to the Mandatory Conversion Date and the shares of Common Stock subject to such Mandatory Conversion that are subject to dispute shall be held in abeyance for such Holder and not subject to such Mandatory Conversion until such dispute shall have been resolved pursuant to Section 27. In connection with each Mandatory Conversion hereunder, the Company shall pay to the Holder accrued and unpaid Dividends per Preferred Share subject to such Mandatory Conversion hereunder pursuant to the terms set forth in Section 1. The Person or Persons of record entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Mandatory Conversion Date.
(e)    Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.
(f)    Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).
(i)    Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 2(f)(i) shall become effective on the effective date of such subdivision or combination.
(ii)    Voluntary Adjustment By Company. Subject to all applicable law and Section 9, the Company may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.
(g)    Notices.

EXHIBIT 3.3

(i)    Immediately upon any adjustment of the Conversion Price pursuant to Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 27.
(ii)    The Company will give written notice to each Holder at least fifteen (15) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such written notice shall not be required to be delivered by the Company before it is disclosed by the Company to the public.
(iii)    The Company will also give written notice to each Holder at least fifteen (15) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall not be required to be delivered by the Company before it is disclosed by the Company to the public.
(3)    Redemptions.
(a)    Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder's option, to require the Company to (i) redeem (a "Triggering Event Redemption") to the extent permitted by applicable law all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to 100% of the Conversion Amount being redeemed; provided, however, that only in the event the Equity Conditions are not satisfied during each Trading Day during the period beginning on the earlier to occur of the date of the Holder's receipt of a Notice of Triggering Event (as defined below) and such Holder becoming aware of a Triggering Event and notifying the Company thereof and ending on the Triggering Event Redemption Date, such price per Preferred Share shall equal 100% of the greater of (A) the Conversion Amount being redeemed and (B) the product of (1) the Conversion Amount being redeemed and (2) the quotient determined by dividing (x) the greatest Closing Price of the shares of Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the Holder delivers the Notice of Redemption at Option of Holder (as defined below), by (y) the Conversion Price (the "Triggering Event Redemption Price") and (ii) pay to the Holder the applicable accrued and unpaid Dividends through the Triggering Event Redemption Date (as defined below) per Preferred Share redeemed hereunder pursuant to the terms set forth in Section 1. In the event that the Company shall object to the Holder's notice that a Triggering Event has occurred, the Company

EXHIBIT 3.3

shall so notify the Holders in writing upon receipt of such notice and the Preferred Shares subject to any Notice of Redemption at Option of Holder that are subject to dispute shall be held in abeyance and not subject to redemption until such dispute shall have been resolved by the parties working together in good faith. Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each Holder. At any time after the earlier of (i) a Holder's receipt of a Notice of Triggering Event and (ii) such Holder becoming aware of a Triggering Event and delivering to the Company a Notice of Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem. The Company shall inform all Holders promptly of the receipt of a Notice(s) of Redemption at Option of Holder and shall (i) deliver to the applicable Holders on the tenth (10th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder (the "Triggering Event Redemption Date") by wire transfer of immediately available funds, an amount in cash equal to the applicable Triggering Event Redemption Price or (ii) notify the Holders that it shall conduct a Capital Raise Transaction if requested in writing by the Required Holders in accordance with Section 5(d) during the pendency of which Section 22 and the other clauses of Section 5 shall not apply.
(b)    Optional Redemption at the Holder's Election. At any time on or after September 30, 2016, each Holder shall have the right at any time or times thereafter, to require that the Company redeem (a "Holder Optional Redemption") all or any portion of such Holder's Preferred Shares by delivering written notice thereof (a "Holder Optional Redemption Notice" and the date the Holder delivers such notice, the "Holder Optional Redemption Notice Date") to the Company which notice shall state (i) the number of Preferred Shares that is being redeemed (the "Holder Optional Redemption Amount"), (ii) the date on which the Holder Optional Redemption shall occur which date shall be not less than thirty (30) Business Days from the Holder Optional Redemption Notice Date (the "Holder Optional Redemption Date") and (iii) that the Company shall, if necessary, and requested in writing by the Required Holders conduct a Capital Raise Transaction in accordance with Section 5(d) during the pendency of which Section 22 and the other clauses of Section 5 shall not apply. The Preferred Shares subject to redemption pursuant to this Section 3(b) shall be redeemed by the Company on the Holder Optional Redemption Date in cash at a price (the "Holder Optional Redemption Price") equal to 100% of the Conversion Amount being redeemed together with and any accrued and unpaid Dividends thereon through the Holder Optional Redemption Date.

EXHIBIT 3.3

(4)    Company Conversion or Redemption. On each applicable Installment Date, provided the Company has provided written notice (the "Installment Notice" and the date of delivery of the Installment Notice, the "Installment Notice Date") to the Holders at least five (5) Trading Days prior to the applicable Installment Date and the Company satisfies (or the Holder waives any failure of the Company to satisfy) all the Equity Conditions as of both the applicable Installment Notice Date and the Installment Date, the Company may require the conversion of a number of Preferred Shares from each Holder equal to each Holder's Holder Pro Rata Portion of the Installment Amount due on such date (a "Company Conversion") by converting such Installment Amount into Common Stock, in accordance with this Section 4 (such amount to be converted, the "Company Conversion Amount"). Provided that all of the Equity Conditions are satisfied on each Trading Day during the period from the Installment Notice Date through the applicable Installment Date, on the applicable Installment Date, the Company shall, or shall direct the Transfer Agent to, (i) credit each Holder's account with DTC or if the Holder has no such account, make an electronic book entry in the name of such Holder, with a number of shares of Common Stock (the "Installment Shares") equal to the quotient of (x) the applicable Company Conversion Amount divided by (y) the Conversion Price and (ii) pay to the Holder the applicable accrued and unpaid Dividends per Preferred Share converted hereunder pursuant to the terms set forth in Section 1. All Installment Shares shall be fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share). If the Company does not satisfy (and the Holder does not waive any failure of the Company to satisfy) the Equity Conditions as of the applicable Installment Date, the Company shall with the approval of the applicable Holder, (i) subject to Section 26, pay on such Installment Date the Installment Amount by redeeming from each Holder (a "Company Redemption") each Holder's Holder Pro Rata Portion of the Installment Amount (such amount to be redeemed, the "Company Redemption Amount") from legally available funds in cash by wire transfer of immediately available funds in an amount equal to 100% of the Company Redemption Amount (the "Company Installment Redemption Price") and (ii) pay to the Holder the applicable accrued and unpaid Dividends per Preferred Share redeemed hereunder pursuant to the terms set forth in Section 1. Until the Installment Shares are delivered or the Company Installment Redemption Price is paid in full, as applicable, the Company Conversion Amount and the Company Redemption Amount, as applicable, may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 2. Notwithstanding any provision of this Section 4 to the contrary, in the event that with respect to an Installment Amount (i) the Company does not satisfy (and the Holder does not waive any failure of the Company to satisfy) all the Equity Conditions and (ii) the Company is not allowed under Section 26 hereof or applicable law or by the Holder to redeem the Installment Amount in cash pursuant to a Company Redemption, such Installment Amount may be deferred until the immediately following Installment Date (such amount deferred, the "Deferral Amount") and shall be divided and added equally to the Installment Amounts due on the remaining subsequent Installment Dates. Any Deferral Amount pursuant to this Section 4 shall remain outstanding and continue to be entitled to all the rights and preferences of Preferred Shares provided herein, including without limitation, to accrue Dividends as provided in Section 1, but shall not be subject to any payment of interest provided in Section 22, Section 25 or otherwise, solely by virtue of such deferral nor shall such deferral constitute a Triggering Event or a failure of any Equity Condition. In the event that the Holder shall object to the Company's determination that all conditions precedent to an applicable Company Conversion or Company Redemption (including, without limitation, the number of Preferred Shares that is included in the Installment Amount) have been satisfied, it shall

EXHIBIT 3.3

so notify the Company in writing prior to the Installment Date and the Installment Shares and/or Company Installment Redemption Price subject to such Company Conversion and/or Company Redemption, as applicable, subject to dispute shall be held in abeyance for such Holder and not subject to a Company Conversion or Company Redemption until such dispute shall have been resolved pursuant to Section 27.
(5)    General Redemption Provisions.
(a)    Sufficiency of Funds. If the funds of the Company legally available to redeem Preferred Shares on an applicable Redemption Date (other than an Installment Date) are insufficient to redeem the total number of such shares required to be redeemed on such date or the Company is otherwise prohibited from redeeming the total number of such shares, the Company shall (i) use its reasonable best efforts to take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of Preferred Shares required to be so redeemed, including causing a revaluation of the assets of the Company to create sufficient surplus to make such redemption, and (ii) in any event, use any funds legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. Upon receipt of a Redemption Notice, the Company shall apply all of its assets to any such Redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. If on any Redemption Date the General Corporation Law of the State of Delaware prevents the Company from redeeming all Preferred Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law subject to Section 26. In the event that any Preferred Shares required to be redeemed pursuant to Section 3 are not redeemed and continue to be outstanding, such shares shall continue to be entitled to all the rights and preferences provided herein, including, without limitation, the right to Dividends as provided in Section 1 until the date on which the Company actually redeems such shares.
(b)    Unredeemed Preferred Shares. If any Preferred Shares are not redeemed for any reason when required pursuant to Section 3, on a Redemption Date all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein.
(c)    Void Redemption. In the event that the Company does not pay a Redemption Price (other than a Company Installment Redemption Price) within the applicable time period, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for

EXHIBIT 3.3

which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, which shall remain outstanding as if such Redemption had never been elected.
(d)    Capital Raise Transactions. From and after a Triggering Event Redemption Date or a Holder Optional Redemption Notice Date, in addition to any other rights of the Holders set forth herein and notwithstanding the Company's restriction set forth in Section 7, if the Company fails to redeem all of the Preferred Shares that the Holders have requested the Company to redeem in accordance with the provisions of this Certificate of Designations on the applicable Redemption Date(s), the Company's Board of Directors shall, at the request of the Required Holders, use its reasonable best efforts to engage a regionally recognized investment banking firm reasonably acceptable to the Required Holders (whose fees and expenses shall be borne by the Company) to seek and arrange a Capital Raise Transaction with a purchaser identified by such investment bank for cash on such terms and conditions as are negotiated by the Company's Board of Directors and such purchaser and acceptable to the Required Holders (which acceptance will not be unreasonably withheld or delayed) pursuant to a Capital Raise Transaction approved by the Company's Board of Directors and acceptable to the Required Holders (which acceptance will not be unreasonably withheld or delayed), the proceeds of which are to be used first to pay any amount due to the Holders subject to applicable law and the rights of any creditors of the Company. For the avoidance of doubt, a Capital Raise Transaction can only be conducted at the written request and with the acceptance of the Required Holders (which acceptance will not be unreasonably withheld or delayed) and solely after a Triggering Event or in connection with a Holder Optional Redemption.
(e)    Miscellaneous. A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary. For the avoidance of doubt, a Holder may convert its Preferred Shares pursuant to Section 2(c) until any applicable Redemption Price is paid in full in accordance with the terms of this Certificate of Designations.

EXHIBIT 3.3

(6)    Reservation of Shares. The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 2,107,922 shares of Common Stock necessary to effect the conversion at the Conversion Rate (without regard to any limitations herein on any such conversion) with respect to the Conversion Amount of each such Preferred Share as of the Issuance Date and the issuance of Dividend Shares (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.
(7)    Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's Preferred Shares would be convertible on the record date, provided that in the event that the Conversion Price on any future record date is less than $4.20 (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and similar events) (the "Voting Floor Price"), then the number of votes per Preferred Share on such record date shall be equal to the Conversion Amount divided by the Voting Floor Price, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. For purposes of clarification, the foregoing proviso shall have no affect on any conversion rights hereunder or limit in any way the voting rights of any shares of Common Stock received upon any such conversion. Each Holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.
In addition, the Company shall not, directly or indirectly, without the affirmative vote (or waiver of the requirement to vote) of the Required Holders:
(a)    Incurrence of Indebtedness. As long as at least ten percent (10%) of the Preferred Shares issued on the Issuance Date remain outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.
(b)    Issuance of Equity. The Company shall not authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in

EXHIBIT 3.3

respect of the preferences as to distributions and payments upon a Liquidation Event or otherwise. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in all respects, including in respect of the preferences as to distributions and payments upon a Liquidation Event, provided, that (i) no payment on any maturity date, on any other date requiring redemption, repayment or any other payment, including the payment of dividends, in respect of any such preferred shares or otherwise shall be made on or before 91 days after the later of (x) September 30, 2016 and (y) the date all payments with respect to the Preferred Shares required to be have been made on or prior to September 30, 2016 have been paid in full; and (ii) such preferred stock is not issued at a discount such that the stated value of such preferred stock is at or above the consideration paid therefor. So long as any Preferred Shares remain outstanding, in no event shall the Company, directly or indirectly, be allowed to issue, sell or allow to exist, or in accordance with this Section 7(b) be deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) or any Convertible Securities, Options or other instruments or securities exchangeable for, exercisable into or convertible into Convertible Securities (including the issuance or sale of Convertible Securities or Options or other instruments or securities exchangeable for, exercisable into or convertible into Convertible Securities owned or held by or for the account of the Company) for a consideration per share or with a conversion, exercise or exchange price per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing, a "Dilutive Issuance"); provided that a Dilutive Issuance shall not include the Company's grant or issue or sale of Common Stock or Options (including Common Stock issuable upon the exercise or conversion thereof) pursuant to one of the Company's equity plans approved by the stockholders of the Company for the Company's management, directors and employees where the exercise price or conversion price of such Options is below the Applicable Price, but is not less than the Closing Price of the Common Stock at the time of such grant or issuance; provided, further, that the aggregate of such grants, issuances or sales per calendar year shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock as of December 31 of such calendar year. For purposes of determining the New Issuance Price under this Section 7(b), the following shall be applicable:
(iv)    Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the "lowest price per share for which one share of Common Stock is issuable

EXHIBIT 3.3

upon the exercise of any such Options or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.
(v)    Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(b)(ii), the "lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.
(vi)    Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options outstanding as of the Subscription Date, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for shares of Common Stock increases or decreases at any time, the Company shall be deemed to have made a Dilutive Issuance at such increased or decreased purchase price as of the date of such increase or decrease. For purposes of this Section 7(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.

EXHIBIT 3.3

(vii)    Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (1) the Options will be deemed to have been issued for its Black-Scholes Value as determined in accordance with Annex A attached to the Securities Purchase Agreement (the "Option Value") and (2) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (x) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (y) the Option Value. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation, the fair value of such consideration will be determined in accordance with Section 27.
(c)    Existence of Liens. So long as at least ten percent (10%) of the Preferred Shares issued on the Issuance Date remain outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property, intellectual property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries, that are individually or in the aggregate material to the Company or any of its Subsidiaries (collectively, "Liens") other than in respect of Permitted Indebtedness.
(d)    Restricted Payments. Except as required by applicable law, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any

EXHIBIT 3.3

portion of any Indebtedness (other than Permitted Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting a Triggering Event (but as if no time periods were set forth in such definition) has occurred and is continuing.
(e)    Restriction on Redemption. Until all of the Preferred Shares have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem or repurchase its Equity Interests, provided, however, that the Company may (i) redeem or repurchase at cost Common Stock issued to employees upon the termination of employment of such employees pursuant to the terms of the applicable employment agreement in effect on the Subscription Date or (ii) provide for the forfeiture by the employee or director of shares of Common Stock in respect of payment of taxes or the exercise price or conversion price of such Common Stock or Option, provided, further, that such employment agreements are not modified after the Subscription Date.
(f)    Change in Nature of Business. The Company shall not make, or permit any of its Subsidiaries to make, any significant change in the nature of its business as described in the Company's most recent annual report filed on Form 10-K with the SEC. The Company shall not modify its corporate structure (other than the movement of assets or shares of Subsidiaries; provided that such assets or shares shall continue to be owned by the Company and its Subsidiaries on a consolidated basis) or purpose.
(g)    Fundamental Transaction, Liquidation Event. The Company shall not consummate or be subject to the occurrence of a Fundamental Transaction or a Liquidation Event; provided, however, that the Company may consummate a Permitted Transaction in which the consideration consists solely of cash if the proceeds of such Permitted Transaction shall be used to redeem in cash the Preferred Shares in full upon the consummation of such Permitted Transaction at a price per Preferred Share equal to 100% of the greater of (A) the Conversion Amount of all the outstanding Preferred Shares and (B) the product of (1) the Conversion Amount of all the outstanding Preferred Shares and (2) the quotient determined by dividing (x) the greatest Closing Price of the shares of Common Stock during the period beginning on the date immediately preceding the public announcement of such Permitted Transaction and ending on the date such Permitted Transaction is consummated, by (y) the Conversion Price (a "Permitted Transaction Redemption Price").
(h)    Amendment of Organization Documents. So long as any Preferred Shares remain outstanding, the Company shall not amend, restate, supplement or otherwise modify its Certificate of Incorporation or this Certificate of Designations or Bylaws if the effect of such amendment, restatement, supplement or modification would be adverse to any Holder, regardless of whether any such action shall be by

EXHIBIT 3.3

means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise.
(i)    Asset Sales. So long as at least ten percent (10%) of the Preferred Shares issued on the Issuance Date remain outstanding, the Company shall not and shall not permit any Subsidiary to sell, dispose of, license, transfer, acquire or set aside any monies to acquire, directly or indirectly in one transaction or in a series of related transaction, any Capital Stock, assets or property with a value, individually or in the aggregate, equal to or greater than $1,000,000, or that are otherwise material to the Company and its Subsidiaries or their businesses, in each case other than sales of the Company's products in the ordinary course of business and consistent with past practice.
(j)    Variable Rate Securities. For so long as any Preferred Shares remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price.
(k)    Dividends. So long as any Preferred Shares remain outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, set aside, declare or pay any dividends or other distributions, in cash or otherwise, on any Equity Interests of the Company or of its Subsidiaries, except for the Dividends payable by the Company on the Preferred Shares in accordance with the terms hereof.
(l)    Agreements Regarding the Foregoing. The Company shall not enter into any agreement to do any of the foregoing or cause or permit any Subsidiary of the Company directly or indirectly to take any actions described in clauses (a) through (k) above.
Notwithstanding the foregoing, the Company shall not require the approval of the Required Holders in connection with the matters set forth in this Section 7, if such actions are taken in connection with the consummation of a Permitted Transaction or Capital Raise Transaction solely in compliance with the provisions of this Certificate of Designations and on or prior to consummation of such Permitted Transaction or Capital Raise Transaction, the Preferred Shares are redeemed in full in accordance with the provisions of this Certificate of Designations and the Holders receive the applicable Redemption Price (including any Permitted Transaction Redemption Price in the case of a Permitted Transaction) for all such Preferred Shares. For the avoidance of doubt, the foregoing shall not waive any requirement to receive any required approval pursuant to this Section 7 if the requirements of the foregoing sentence are not satisfied in full.
(8)    Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to

EXHIBIT 3.3

the record holders of any class of Capital Stock (the "Purchase Rights"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holders could have acquired if the Holders had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
(9)    Limitation on Conversions. The Company shall not be obligated to issue any shares of Common Stock upon conversion of Preferred Shares or as Dividend Shares, and the Holders of Preferred Shares shall not have the right to receive upon conversion of Preferred Shares or as Dividend Shares any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue a upon conversion of Preferred Shares or as Dividend Shares without breaching the Company's obligations under the rules or regulations of the Principal Market, whether or not the Common Stock is listed on the Principal Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no Holder of Preferred Shares shall be issued in the aggregate, upon conversion or payment, as applicable, of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Holder on the Issuance Date and the denominator of which is the aggregate number of all Preferred Shares issued to the Holders on the Issuance Date (with respect to each such Holder, the "Exchange Cap Allocation"). In the event that any Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the shares of Common Stock underlying the Preferred Shares then held by each such Holder. In the event that the Company is prohibited from issuing any shares of Common Stock (x) for which a Conversion Notice has been received as a result of the operation of this Section 9 or (y) in respect of Dividends due on a Dividend Date which the Company is prohibited from paying in cash (an "Exchange Cap Failure"), the Company shall (i) notify the Holders in writing of its inability to pay such Dividends, which Dividends shall be cumulative and compounded to accrue Dividends thereon until paid and (ii) take all action necessary to remove the Exchange Cap, including, without limitation, use its reasonable best efforts to obtain the approval of its stockholders no later than the anniversary of its immediately preceding annual meeting of stockholders for the issuance of all of the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations in excess of the Exchange Cap in accordance with the rules and

EXHIBIT 3.3

regulations of the Principal Market, during which time in each case, such Exchange Cap Failure shall not constitute a Triggering Event.
(10)    Liquidation.
(a)    In the event of a Liquidation Event, which Liquidation Event, as applicable shall be subject to Section 7(g), the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the other Capital Stock of the Company or of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount of the Preferred Shares then outstanding together with any accrued and unpaid Dividends thereon through the date of the consummation of the Liquidation Event (the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders then (x) the Company shall take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to pay the total Liquidation Preference, including causing a revaluation of the assets of the Company to create sufficient surplus to make such payment and (y) each Holder shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with this Certificate of Designations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of, shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies.
(b)    In the event that the Liquidation Preference is not paid with respect to any Preferred Shares as required to be paid pursuant to this Section 10, (A) such event shall constitute a Triggering Event and (B) all such shares shall remain outstanding and entitled to all the rights and preferences provided herein, including, without limitation, the right to Dividends as provided in Section 1.
(c)    Unless Hale otherwise notifies the Company, which notice must be delivered in writing prior to the effective date of a Fundamental Transaction (or, if later, within ten (10) Trading Days after the Holders have received notice of such Fundamental Transaction from the Company), such Fundamental Transaction, which for avoidance of doubt must comply with Section 7(g), will be treated as a Liquidation

EXHIBIT 3.3

Event for the purposes of this Section 10 and all consideration payable to the Company shall be distributed to the holders of Capital Stock of the Company in accordance with this Section 10 to the maximum extent permitted by applicable law.
(d)    To the extent not prohibited by applicable law, in the event that, immediately prior to the closing of a Liquidation Event, the cash distributions required by Section 10(b) have not been made, the Company shall either: (x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which event the rights, preferences and privileges of the Holders shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first distribution by the Company required under Section 10(a).
(11)    Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Preferred Shares, unless the same consideration is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.
(12)    Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.
(13)    Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares. Any Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.
(14)    No Redemption Right. Except as otherwise expressly contemplated by this Certificate of Designations, the Preferred Shares shall not be redeemable either at the Company's option or at the option of any of the Holders at any time.
(15)    Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the

EXHIBIT 3.3

case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.
(16)    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to a Holder that is reasonably requested by such Holder to enable such Holder to confirm the Company's compliance with the terms and conditions of this Certificate of Designations (including, without limitation, compliance with Section 7).
(17)    Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.
(18)    Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
(19)    Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable laws and the Transaction Documents. Except as otherwise provided herein, Holders shall have the right to transfer and to exercise rights with respect to fractional Preferred Shares and any redemptions of Preferred Shares

EXHIBIT 3.3

by the Company shall be made calculating the number of applicable Preferred Shares to one-ten thousandth of a Preferred Share.
(20)    Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
(21)    Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.
(22)    Interest. If any payment required to be paid pursuant to the terms of the Certificate of Designations is not paid for any reason when and as due, the Company shall pay interest with respect to such unpaid amounts, at an aggregate rate per annum equal to nine percent (9.0%), with such interest to accrue daily in arrears and unpaid amounts to be compounded quarterly; provided that (i) in no event shall such interest exceed the maximum permitted rate of interest under applicable law; (ii) the Company shall make all filings necessary to raise such interest rate to the maximum permitted rate of interest under applicable law and (iii) in the event that fulfillment of any provision hereof results in such rate of interest being in excess of the maximum permitted rate of interest under applicable law, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the maximum permitted rate of interest under applicable law shall be retroactively effective to such applicable Redemption Date to the extent permitted by law.
(23)    Noncircumvention. The Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares.

EXHIBIT 3.3

(24)    Actions Prohibited by Law; Treatment. To the extent the Company is prohibited by law from taking any action specified in this Certificate of Designations, the Company shall, upon the request of the Required Holders, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by the Required Holders to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Company and the Holders (the "Amended Provision"). The Company shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision. The Company shall take all action necessary to make certain that all right of the Holders are satisfied in priority to any holders of securities of the Company junior in rank to the Preferred Shares and in equality to any holder of securities that are pari passu in rank to the Preferred Shares and shall treat and take all actions relating to all holders of Preferred Shares in a similar manner on a pro rata basis. Any conversion, redemption or similar event as to a Holder of less than all of such Holder's Preferred Shares shall be applied in reverse order against the final Installment Amount hereunder unless otherwise indicated by such Holder. To the extent any redemptions required by Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any Preferred Shares under Section 3, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.
(25)    Inability to make a Cash Payment upon a Redemption. In the event that the Company is not able to make any payment in cash due to be made by the Company pursuant to the terms of this Certificate of Designations upon a Redemption (other than of any Installment Amount), including without limitation, the payment of a Redemption Price (other than any Company Installment Redemption Price), because funds are not legally available therefore, because payment is not permitted by the Silicon Valley Facility or the EX-IM Loan Facility, because the Company is unable to successfully complete a Capital Raise Transaction or because of any other reason (a "Cash Payment Inability"), then, in addition to all other remedies that may be available, in the event such Cash Payment Inability continues for an aggregate period of six (6) months, then upon the election of the Required Holders, and without further action by any Holders, the number of directors constituting the Company's Board of Directors shall automatically be increased by a number equal to the number of directors then constituting the Company's Board of Directors, plus one (1), and such Holders shall be entitled, voting as a single class (to the exclusion of the holders of all other voting securities and classes of voting Capital Stock of the Company), to elect one (1) additional director, provided, however, that in the event such Cash Payment Inability continues for an aggregate period of twelve (12) month, such Holders shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of Capital Stock of the Company), and the number of directors constituting the Company's Board of Directors shall automatically be increased as necessary, to elect such number of additional directors which shall constitute a majority of the Company's Board of Directors. The period beginning on the date a Cash Payment Inability occurs and ending on the date upon which all Preferred Shares are redeemed in full is referred to herein as the "Voting Period." As soon as practicable after the commencement of the Voting Period, the Company shall call a special meeting of the Holders to be held not more than twenty (20) days

EXHIBIT 3.3

after the date of mailing of notice of such meeting. If the Company fails to send a notice, any such Holder may call the meeting on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the day on which such notice is mailed as permitted by applicable law. At any such special meeting and at each meeting of Holders held during a Voting Period at which directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), the Required Holders, voting together as a single class to the exclusion of the holders of all other voting securities and classes of voting Capital Stock of the Company, shall be entitled to elect the number of directors prescribed in this Section 25, and each Preferred Share shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders' consent). The terms of office of all Persons who are incumbent directors of the Company at the time of a special meeting of the Holders (or any action by written consent in lieu of a meeting of stockholders) to elect such additional directors shall continue, notwithstanding the election at such meeting or pursuant to such written consent of the additional directors that such Holders are entitled to elect, and the additional directors so elected by such Holders, together with such incumbent directors, shall constitute the duly elected directors of the Company. Simultaneously with the termination of the Voting Period, the terms of office of the additional directors elected by the Holders under this Section 25 shall terminate, such incumbent directors shall constitute the directors of the Company, the number of directors constituting the Board shall automatically be decreased so that the number equals the number immediately prior to the increase pursuant to this Section 25 and the rights of the Holders to elect directors pursuant to this Section 25 shall cease.
(26)    Cash Payments. The parties hereto acknowledge and agree, notwithstanding anything to the contrary contained in this Certificate of Designations, that any cash payments required to be made by the Company or a Subsidiary pursuant to any provision of this Certificate of Designations, other than the payment of Cash Dividends pursuant to Section 1, while the Silicon Valley Facility or the EX-IM Loan Facility is outstanding shall only be made if allowed under the Silicon Valley Facility or the EX-IM Loan Facility or with the prior written consent of Silicon Valley Bank.
(27)    Dispute Resolution.
(a)    In the case of a dispute by a Holder as to the Company's determination of the Closing Price, the Weighted Average Price, the Conversion Rate or a Redemption Price the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of notice of such Holder's dispute. If such Holder and the Company are unable to agree upon the determination of the Closing Price or Weighted Average Price, Conversion Rate or a Redemption Price within fifteen (15) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders (which approval shall not be unreasonably withheld or delayed) submit via facsimile (A) the disputed determination of the Closing Price or Weighted

EXHIBIT 3.3

Average Price, as applicable, to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed determination of the Conversion Rate or a Redemption Price to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.
(b)    In the case of a dispute by a Holder arising out of the determination of whether the conditions to a Mandatory Conversion or Company Conversion have been satisfied, the Company and such Holder shall consult and negotiate with each other and, recognizing their mutual interests, attempt in good faith to reach a solution satisfactory to both parties. If the Company and such Holder do not reach settlement within a period of five (5) Business Days, then either party may, by notice to the other party demand mediation for a period of ten (10) Business Days. The non-prevailing party of any such mediation proceeding shall bear the costs and expenses of such mediation proceeding. The Company and such Holder agree first to attempt to settle the dispute by mediation, before resorting to arbitration or litigation.
(28)    Certain Defined Terms. For purposes of this Certificate of Designations, certain terms shall have the meanings set forth in Annex I attached to this Certificate of Designations.
* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by John Dulchinos, its President and Chief Executive Officer, as of the 17th day of September, 2012.
ADEPT TECHNOLOGY, INC.
By: /s/ John Dulchinos
Name: John Dulchinos
Title: President and Chief Executive Officer

EXHIBIT I
ADEPT TECHNOLOGY, INC.
CONVERSION NOTICE
Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Adept Technology, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of Adept Technology, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, as of the date specified below.
Date of Conversion:
Number of Preferred Shares to be converted:
Stock certificate no(s). of Preferred Shares to be converted:
Tax ID Number (If applicable):
Please confirm the following information:
Conversion Price:_________________________________________________________
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:
Issue to:

Address: _________________________________________
Telephone Number: ________________________________
Facsimile Number:

Authorization:
By:
Title:

Dated:
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):
Installment Amounts to be reduced and amount of reduction:
[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT
The Company hereby acknowledges this Conversion Notice and hereby directs Computershare Shareowner Services LLC to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated September __, 2012 from the Company and acknowledged and agreed to by Computershare Shareowner Services LLC.

ADEPT TECHNOLOGY, INC.

By:

Name:
Title:

ANNEX I
For purposes of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Adept Technology Inc., the following terms shall have the following meanings:
(a)    "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
(b)    "Applicable Percentage" means until the second (2nd) anniversary of the Issuance Date, 200%, thereafter until the third (3rd) anniversary of the Issuance Date, 175%, and thereafter, 150%.
(c)    "Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiaries commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary by a Person who is not a Holder any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary suffers any appointment of any custodian or the like for it or any material part of its property that is not discharged or stayed within 60 days; (e) the Company or any Significant Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary fails to pay any Indebtedness in an amount exceeding $3,000,000 generally as any such Indebtedness becomes due, which failure to pay is not cured within ten (10) days, other than pursuant to a good faith dispute relating to such Indebtedness; or (g) the Company or any Significant Subsidiary expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate action for the purpose of effecting any of the foregoing.
(d)    "Bloomberg" means Bloomberg Financial Markets.
(e)    "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(f)    "Calendar Quarter" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.
(g)    "Cash Equivalents" means, as at any date of determination, (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three (3) month after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three (3) months after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody's; (iii) commercial paper maturing no more than three month from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one (1) year after such date and issued or accepted by Silicon Valley Bank or any other lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000, and (C) having one of the two highest ratings obtainable from either S&P or Moody's when acquired; and (vi) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with Silicon Valley Bank or any bank meeting the qualifications specified in clause (iv) above.
(h)    "Capital Raise Transaction" means any transaction from and after a Triggering Event Redemption Date or a Holder Optional Redemption Notice Date, which commences upon the written request of the Required Holders and results in either (x) the redemption, at a price per share no less than the applicable Redemption Price, of all Preferred Shares submitted for redemption in a Redemption hereunder (other than a Company Redemption) upon or prior to the consummation of such transaction or (y) the disposition of the Company through the sale of all of its Equity Interests, the sale of all or substantially all of its assets for cash consideration, or its merger with or consolidation into another Person for cash consideration, or otherwise, which cash consideration shall be sufficient to satisfy in full, and shall first be applied to, the applicable Redemption Price (other than a Company Installment Redemption Price). For the avoidance of doubt, (i) a transaction shall qualify as a Capital Raise Transaction if, and only if, the proceeds thereof are used to pay the applicable Redemption Price to the Holders in full and the Holders of Preferred Shares are redeemed in full at the applicable Redemption Price, (ii) the Capital Raise Transaction is pursued at the written request of and with the acceptance of the Required Holders (which acceptance will not be unreasonably withheld or delayed) and (iii) the Company shall be entitled to pursue a transaction that will result in a Capital Raise Transaction if required pursuant to the terms of the Certificate of Designations provided that the provisions of the immediately preceding clauses are satisfied.
(i)    "Capital Stock" means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
(j)    "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.
(k)    "Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Principal Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the Principal Market; (b) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser jointly selected by the Required Holders and the Company. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 27 of the Certificate of Designations. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.
(l)    "Company Dividend Price" means as of any Dividend Date, that price which is equal to the arithmetic average of the Weighted Average Prices of the Common Stock during the ten (10) consecutive Trading Day period ending on (and including) the second (2nd) Trading Day immediately preceding the applicable Dividend Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period.
(m)    "Contingent Obligation" means, as to any Person, any direct or indirect payment liability, contingent or otherwise, of that Person with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
(n)    "Continuing Director" means (i) any individual who is a member of the Board of Directors of the Company on the Subscription Date and (ii) any individual who is appointed to the Company's Board of Directors or nominated for election to the Company's Board of Directors by other Continuing Directors or a Holder.
(o)    "Conversion Amount" means the Stated Value.
(p)    "Conversion Price" means $4.60, subject to adjustment as provided herein.
(q)    "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.
(r)    "Dividend Equity Conditions" means each of the following conditions: (i) on each day during the Equity Conditions Measuring Period, all shares of Common Stock then issued and issuable immediately upon conclusion of that Equity Conditions Measuring Period as Dividend Shares and upon conversion of the Preferred Shares shall be eligible for sale pursuant to a then effective and non-suspended Registration Statement or pursuant to Rule 144 without any restriction or limitation and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market resulting in the Common Stock not being traded on any Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) any applicable shares of Common Stock issuable or to be issued in connection with the event requiring determination may be issued in full without violating Section 9 of the Certificate of Designations and the rules or regulations of the Principal Market or any other applicable Eligible Market and are, or upon issuance will be, duly authorized and listed and eligible for trading on an Eligible Market; (iv) during the Equity Conditions Measuring Period, there shall not have occurred either (a) the public announcement of a Fundamental Transaction which has not been abandoned, terminated or consummated or (b) a Triggering Event (but as if no time periods were set forth in such definition) which is not cured prior to the end of the Equity Conditions Measuring Period or waived by such Holder; (v) the Company is not in material default or has not materially breached any material obligation under any Transaction Document which has not been cured by the Company or waived in writing by such Holder prior to the end of the Equity Conditions Measuring Period; and (vi) if the Holder or its Affiliates is a reporting person under Section 16(a) of the Exchange Act, the receipt of the applicable Dividend Shares by such Holder shall be deemed an exempt purchase pursuant to Section 16(b) of the Exchange Act.
(s)    "Dividend Rate" means (A) the sum of (i) the Prime Rate and (ii) three percent (3.0%) per annum; provided, that the Dividend Rate determined pursuant to this clause (A) shall not exceed four percent (4.0%) per annum and (B) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, nine percent (9.0%) per annum.
(t)    "EBITDA" means adjusted EBITDA as determined pursuant to the Silicon Valley Facility.
(u)    "Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., The NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Capital Market or the OTC Bulletin Board.
(v)    "Equity Conditions" means each of the following conditions: (i) on each day during the Equity Conditions Measuring Period, all shares of Common Stock then issued and issuable immediately upon conclusion of that Equity Conditions Measuring Period as Dividend Shares and upon conversion of the Preferred Shares shall be eligible for sale pursuant to a then effective and non-suspended Registration Statement or pursuant to Rule 144 without any restriction or limitation and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market resulting in the Common Stock not being traded on any Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) any applicable shares of Common Stock issuable or to be issued in connection with the event requiring determination may be issued in full without violating Section 9 of the Certificate of Designations and the rules or regulations of the Principal Market or any other applicable Eligible Market and are, or upon issuance will be, duly authorized and listed and eligible for trading on an Eligible Market; (iv) during the Equity Conditions Measuring Period, there shall not have occurred either (a) the public announcement of a Fundamental Transaction which has not been abandoned, terminated or consummated or (b) a Triggering Event (but as if no time periods were set forth in such definition) which is not cured prior to the end of the Equity Conditions Measuring Period or waived by such Holder; (v) the Company is not in material default or has not materially breached any material obligation under any Transaction Document which has not been cured by the Company or waived in writing by such Holder prior to the end of the Equity Conditions Measuring Period; (vi) the aggregate number of shares of Common Stock issuable by the Company to all Holders upon all Mandatory Conversions and Company Conversions within a twenty (20) consecutive Trading Day period requiring the satisfaction of the Equity Conditions shall not exceed in the aggregate 100% of the arithmetic average of the Weekly Trading Volume for each of the twenty (20) consecutive Trading Days immediately preceding the applicable Mandatory Conversion Date or Installment Date(s) within such period, as applicable (the "Volume Limit"); provided, however, that the Company may require conversion of Preferred Shares into shares of Common Stock in excess of the Volume Limit if the Company identifies a bona fide sale, and such sale is in fact consummated, to one or more Persons in block trades or private transactions of all the shares of Common Stock to be issued by the Company to all Holders upon the event requiring the satisfaction of the Equity Conditions at a price per share reasonably acceptable to the applicable Holder, but which price shall not be less than the arithmetic average of the Weighted Average Prices for the five consecutive (5) Trading Days immediately preceding such sale; (vii) the Company has confirmed to the Holder that the Holder is not, and will not be, in possession of what is, or of what the Company believes could be deemed, material, non-public information on any Trading Day during the period commencing on the applicable Mandatory Conversion Notice Date or Installment Notice Date, as applicable, and ending on the date that is ten (10) Trading Days immediately following the applicable Mandatory Conversion Date or Installment Date, as applicable; provided, however, that if there exists any such material, nonpublic information prior to such period, it shall have been disclosed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K no later than the Trading Day immediately preceding the applicable Mandatory Conversion Notice Date or Installment Notice Date, as applicable; (viii) the Company has confirmed to the Holder that the Holder is not, and will not be, be restricted from trading shares of Common Stock due to a black-out period restricting the Company's officers and directors from trading on any Trading Day during the period commencing on the applicable Mandatory Conversion Notice Date or Installment Notice Date, as applicable, and ending on the date that is ten (10) Trading Days immediately following the applicable Mandatory Conversion Date or Installment Date, as applicable; (ix) if the event requiring satisfaction of the Equity Conditions is a Company Conversion, the arithmetic average of the Closing Prices of the Common Stock for each of the five (5) Trading Days immediately preceding the applicable Installment Date shall be greater than 110% of the then applicable Conversion Price; and (x) if the event requiring satisfaction of the Equity Conditions is a Company Conversion, the Company (I) maintains on deposit such amount of cash and Cash Equivalents and (II) satisfies such EBITDA threshold, in each case as is mutually determined by the Company and Silicon Valley Bank and acceptable to Hale (which acceptance shall not be unreasonably withheld or delayed).
(w)    "Equity Conditions Measuring Period" means the period beginning ten (10) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.
(x)    "Equity Interests" means (i) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
(y)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(z)    "EX-IM Loan Facility" means that certain Loan and Security Agreement, dated as of March 25, 2011, by and between the Company and Silicon Valley Bank, as amended by Amendment No. 1 to Loan and Security Agreement (EX-IM Loan Facility) dated February 6, 2012, as may be amended, and any replacement facility thereof with an established commercial lender on customary terms.
(aa)    "Fundamental Transaction" means that (A) the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity other than a consolidation or merger or other transaction effected in order to consummate the acquisition of assets or a Subject Entity by the Company and its Subsidiaries that is not a material acquisition for the Company, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Significant Subsidiaries to one or more Subject Entities, or (iii) reorganize, recapitalize or reclassify its Common Shares or effect a compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (B) any Subject Entity individually or Subject Entities in the aggregate is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (y) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company, (C) Continuing Directors cease to constitute more than one-half of the members of the Company's Board of Directors or (D) the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to the extent necessary to correct this definition or any portion hereof which may be defective or inconsistent with the intended treatment of such instrument or transaction.
(ab)    "GAAP" means United States generally accepted accounting principles, consistently applied.
(ac)    "Group" means a "group" as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.
(ad)    "Hale" means Hale Capital Partners, LP, a Holder.
(ae)    "Hedge Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
(af)    "Holder Pro Rata Portion" means, for each Holder, at any time of determination, a fraction the numerator of which is the number of Preferred Shares issued to such Holder on the Issuance Date and the denominator of which is the total number of Preferred Shares issued on the Issuance Date. In the event that a Holder shall sell or otherwise transfer any of its Preferred Shares, the transferee shall be allocated a pro rata portion of the transferring Holder's Pro Rata Portion.
(ag)    "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise), (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, excluding "capital leases" in accordance with GAAP, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) any share of capital stock having a redemption or repayment feature (not including shares issuable in respect of restricted stock or options to employees that may be redeemed at the Company's option), (vii) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Holder and in accordance with acceptable practice, of such Person under Hedge Agreements, (viii) all monetary obligations under any receivables factoring, receivables sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off balance sheet financing or similar financing, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (x) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) above arising under any letter of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments.
(ah)    "Insolvent" means, with respect to any Person, (i) the present fair saleable value of such Person's assets (including intangibles) is less than the amount required to pay such Person's total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
(ai)    "Installment Amount" means with respect to each Installment Date, an amount equal to the lesser of (a) the sum of (I) a number Preferred Shares, which, together with any Preferred Shares redeemed or converted on any Installment Date within the same Calendar Quarter as the applicable Installment Date with respect of which the Installment Amount is being determined hereunder, shall not exceed a number of Preferred Shares equal to ten percent (10%) of the total number of Preferred Shares issued pursuant to the Securities Purchase Agreement and (II) the applicable pro rata portion of any Deferral Amount (determined in accordance with Section 4 of the Certificate of Designations) and (b) the number of Preferred Shares outstanding on such Installment Date, as any such Installment Amount for each Holder may be reduced pursuant to the terms hereof, whether upon conversion, redemption or otherwise. In the event a Holder shall sell or otherwise transfer or assign any Preferred Shares, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder.
(aj)    "Installment Date" means the first (1st) of each calendar month (or if not a Trading Day, the first (1st) Trading Day thereafter) after the date that is eighteen (18) months immediately following the Issuance Date through the date the Preferred Shares are no longer outstanding.
(ak)    "Issuance Date" means the date of issuance by the Company of Preferred Shares hereunder.
(al)    "Liquidation Event" means, whether in a single transaction or series of related transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.
(am)    "Liquidation Date" means the date the Liquidation Funds are paid to the Holders.
(an)    "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated by the Transaction Documents, or on the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that any effect(s) to the extent arising out of or resulting from any of the following will not be taken into account; (i) general economic conditions, (ii) conditions in the securities markets, financial markets or currency markets, (iii) political conditions or acts of war, sabotage or terrorism, (iv) acts of God, natural disasters, weather conditions or other calamities; (v) the announcement of the transactions contemplated by the Transaction Documents, (vi) the taking of any action required by the Transaction Documents and (vii) changes in the Company's Common Stock price or the trading volume of the Company's Common Stock.
(ao)    "Options" means any rights, warrants or options to subscribe for or purchase (i) Common Stock or (ii) Convertible Securities.
(ap)    "Permitted Indebtedness" means (a) Indebtedness incurred under the Silicon Valley Facility and the EX-IM Loan Facility (as may be amended) or any senior debt replacement facility with an established commercial lender on customary terms, (b) trade payables incurred and capital leases entered into in the ordinary course of business consistent with past practice, (c) other Indebtedness of the Company on the Subscription Date in an amount not in excess of $67,000 and (d) other senior Indebtedness in an aggregate principal amount not to exceed $6,000,000 at any time outstanding; provided that all such Indebtedness under this clause (d): (i) is not secured by any assets or capital stock of the Company or any of its Subsidiaries, (ii) is not convertible into, exchangeable or exercisable for, or deriving any pecuniary value from, any capital stock, including Common Stock, of the Company, and (iii) is provided by a commercial bank in the business of making such loans on terms that are market and customary for such loans at such time; provided, further, that the aggregate amount of Permitted Indebtedness, including, without limitation, the Indebtedness set forth in clauses (a), (b), (c) and (d) above, shall not exceed $10,000,000 at any time outstanding.
(aq)    "Permitted Transaction" means a transaction where all the outstanding shares of Common Stock are purchased or exchanged by an unaffiliated third party whether through a merger, consolidation sale of stock or sale of assets and in which the consideration paid to all holders of outstanding shares of Common Stock for such purchase or exchange consists solely of cash and the proceeds of such Permitted Transaction shall be used to redeem in cash the Preferred Shares in full upon the consummation of such Permitted Transaction at a price equal to the Permitted Transaction Redemption Price.
(ar)    "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
(as)    "Prime Rate" shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition). If The Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published.
(at)    "Principal Market" means The NASDAQ Global Market.
(au)    "Redemption" means, collectively, the Triggering Event Redemption, the Holder Optional Redemption, the Company Redemption and the Liquidation Event, each of the foregoing, individually, a Redemption.
(av)    "Redemption Date" means, collectively, the Triggering Event Redemption Date, the Holder Optional Redemption Date, the Installment Date and the Liquidation Date, each of the foregoing, individually, a Redemption Date.
(aw)    "Redemption Notices" means, collectively, the Notice of Redemption at Option of Holder and the Holder Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.
(ax)    "Redemption Prices" means, collectively, the Triggering Event Redemption Price, the Holder Optional Redemption Price, the Company Installment Redemption Price, the Permitted Transaction Redemption Price and the Liquidation Preference, each of the foregoing, individually, a Redemption Price.
(ay)    "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Subscription Date by and among the Company and the investors referred to therein, as may be amended from time to time in accordance with the terms thereof.
(az)    "Required Holders" means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.
(ba)    "SEC" means the United States Securities and Exchange Commission.
(bb)    "Securities Act" means the Securities Act of 1933, as amended.
(bc)    "Securities Purchase Agreement" means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as may be amended from time to time in accordance with the terms thereof.
(bd)    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X.
(be)    "Silicon Valley Facility" that certain Loan and Security Agreement, dated as of May 1, 2009, by and between the Company and Silicon Valley Bank, as amended by Amendment No. 1 to Loan and Security Agreement dated June 15, 2010, Amendment No. 2 to Loan and Security Agreement dated December 30, 2010, Amendment No. 3 to Loan and Security Agreement dated March 25, 2011 and Amendment No. 4 to Loan and Security Agreement dated February 6, 2012, as may be amended and any replacement facility thereof with an established commercial lender on customary terms.
(bf)    "Stated Value" means $1,000.
(bg)    "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
(bh)    "Subscription Date" means September 5, 2012.
(bi)    "Subsidiary" any entity in which the Company, directly or indirectly, owns a majority of the capital stock or holds an equity interest.
(bj)    "Trading Day" means any day on which shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).
(bk)    "Transaction Documents" means the Securities Purchase Agreement, this Certificate of Designations, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions referenced in the Securities Purchase Agreement and that certain Side Letter dated on or about September 5, 2012 between the Company and the Buyers identified therein.
(bl)    "Triggering Event" means any of the following events: (i) the suspension from trading or failure of the Common Stock, including, without limitation, the shares of Common Stock issuable pursuant to the Transaction Documents, to be listed on the Principal Market or another Eligible Market for a period of forty-five (45) consecutive Trading Days or for more than an aggregate of sixty (60) Trading Days in any 365-day period; (ii) the Company's failure to deliver the required number of shares of Common Stock issuable in accordance with this Certificate of Designations upon conversion of any Preferred Shares by the applicable Share Delivery Date which failure is not cured within ten (10) Business Days; (iii) a Material Adverse Effect; or (iv) the occurrence of any Bankruptcy Event or the Company being Insolvent.
(bm)    "Weekly Trading Volume" means on any given date of determination the total volume of Common Stock traded on the Principal Market or an Eligible Market, as applicable, for the five (5) consecutive Trading Days immediately preceding such date of determination, as reported by Bloomberg.
(bn)    "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 27 of the Certificate of Designations. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
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